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                       FOREST OIL CORPORATION                     Exhibit 11
            Calculation of Loss Per Share of Common Stock
                             (Unaudited)

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
                                                                 THREE MONTHS ENDED
                                                                ---------------------
                                                                MARCH 31,   MARCH 31,
                                                                  1996        1995
                                                                ---------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
 PRIMARY LOSS PER SHARE:
   Net loss                                                     $  (386)     (3,144)
   Less dividend requirements on:
     $.75 Convertible Preferred Stock                              (540)       (540)
                                                                -------     -------
 Net loss attributable to common stock
  for primary loss per share calculation                        $  (926)     (3,684)
                                                                -------     -------
                                                                -------     -------
   Weighted average number of common
     shares outstanding                                          20,628       5,647
                                                                -------     -------
                                                                -------     -------
 Primary loss per share of common stock                         $  (.04)       (.65)
                                                                -------     -------
                                                                -------     -------
 FULLY DILUTED LOSS PER SHARE:
   Net loss attributable to common stock, as above              $  (926)     (3,684)
   Add:
     Dividend requirements on:
      $.75 Convertible Preferred Stock                              540         540
                                                                -------     -------
 Loss applicable to fully diluted calculation                   $  (386)     (3,144)
                                                                -------     -------
                                                                -------     -------
 Common shares applicable to fully diluted calculation:

   Weighted average number of common shares
     outstanding, as above                                       20,628       5,647
   Add:
     Weighted average number of shares issuable
      upon assumed conversion of Convertible
      Preferred Stock                                             2,037       2,017
                                                                -------     -------
 Common shares applicable to fully diluted calculation           22,665       7,664
                                                                -------     -------
                                                                -------     -------
 Fully diluted loss per share*                                  $  (.02)       (.41)
                                                                -------     -------
                                                                -------     -------
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*The fully diluted loss per share is not presented in the Company's financial statements because the  effects of assumed exercises and conversions were anti-dilutive.